Exhibit 8.2

São Paulo, November 13, 2009

Gafisa S.A.
Av. Nações Unidas No. 8,501, 19th Floor
São Paulo – SP, Brazil

Ladies and Gentlemen:

We have acted as Brazilian counsel to Gafisa S.A., a sociedade anônima organized under the laws of the Federative Republic of Brazil (the “Company”) in connection with the merger of shares (incorporação de ações) of Construtora Tenda S.A. with the Company (the “Restructuring”) and the related preparation and filing by the Company of the Registration Statement on Form F-4 (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), for the registration and issuance of common shares of the Company (the “Shares”) without par value.

We hereby confirm that the discussion set forth in the Registration Statement and the prospectus contained therein under the caption “Part Five—The Restructuring—Tax Considerations—Brazilian Tax Considerations,” insofar as such discussions constitute summaries of Brazilian law, is our opinion on the matters referred to therein based on what is expressed in Brazilian law currently in force.

We hereby consent to the filing of this opinion with the SEC as an exhibit to the Company’s Registration Statement and to any related supplemental registration statement filed pursuant to the rules applicable thereto.

Very truly yours,

Barbosa, Müssnich & Aragão Advogados